News Release

FOR IMMEDIATE RELEASE

Contact
Angie Richards
515.281.1014
arichards@fhlbdm.com

Michael L. Wilson Named FHLB Des Moines President and Chief Executive Officer

(Des Moines, Iowa) – On April 14, 2016, the Federal Home Loan Bank of Des Moines (FHLB Des Moines) Board of Directors approved an Executive Transition Plan (the “Plan”). Following Board and regulatory approval of the Plan, Michael L. Wilson assumed the role of FHLB Des Moines President and Chief Executive Officer (CEO).

Pursuant to the merger agreement between the Federal Home Loan Banks of Des Moines and Seattle that was signed on September 25, 2014, the titles of President and CEO were separated with Richard S. Swanson serving as CEO and Wilson serving as president.

“FHLB Des Moines was somewhat predictably faced with challenges to complete integration following the merger last year,” commented Dale Oberkfell, Chairman, FHLB Des Moines Board of Directors. “For these reasons, the merger agreement included a co-executive leadership structure to be in place through no later than June 30, 2017.”

The structure worked effectively to address the post-merger challenges faced by FHLB Des Moines. As a result, the governance and leadership needs of the Bank have evolved. Swanson said, “This is a natural progression of a good merger, but happened more quickly than we anticipated. Our focus is no longer on merger-related activities but rather forward-looking initiatives designed to improve operations, enhance business processes and expand opportunities for the members in our district. The timing is right to have Mike take sole leadership of the Bank.”

Concurrent with the Board’s approval of the change in CEO responsibilities and title from Swanson to Wilson, the Board also approved termination of Swanson’s Employment Agreement, which was put in place in anticipation of the merger. Swanson will maintain employment with FHLB Des Moines until June 30, 2016, serving as Executive to the Board.

“Dick’s leadership over the last 10 years has been instrumental to the success of FHLB Des Moines. He steered the Bank through the most recent financial crisis, and he helped oversee the completion of the first voluntary merger between two Federal Home Loan Banks,” Wilson stated. “FHLB Des Moines is a financially solid and stable Bank that is positioned to succeed well into the future because of Dick’s direction.”
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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to more than 1,400 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.